Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

Regional Health Properties, Inc. (the “Company”)

and

Brent Morrison (“Officer”)

This Amended and Restated Employment Agreement (“Agreement”) is made in Atlanta, Georgia as of August 14, 2025.

Background

The Company desires to continue the employ of Officer and assure itself of the services of Officer during the Employment Term (defined below). Officer desires to be employed by the Company during the Employment Term and upon the terms and conditions of this Agreement. The Company and Officer previously entered into an employment agreement dated July 1, 2021 (the “First Employment Agreement”). The Company entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025, as amended, by and between the Company and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), pursuant to which SunLink plans to merge with and into the Company (the “Merger”). In connection with the Merger, the Company and Officer desire to amend and restate the First Employment Agreement on the terms and conditions set forth herein.

Statement of Agreement

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Employment and Effective Date. For the purposes and upon the terms and conditions hereinafter set forth, the Company agrees to employ Officer, and Officer accepts such employment. This Agreement shall become effective at the closing of the Merger (the “Effective Date”). To the extent that the closing does not occur, this Agreement shall be null and void ab initio and instead, the First Employment Agreement shall remain in effect.

Section 2. Duties. Officer shall continue to be employed as President and Chief Executive Officer of the Company and serve as a member of the Board of Directors of the Company (the “Board”). Officer shall have such duties, responsibilities and authorities commensurate with such positions and shall report directly to the Board. Officer shall devote his full time, attention and energy to the business of the Company and the performance of his duties hereunder as he has done historically. Nothing herein shall prohibit Officer from (a) serving on civic and charitable boards, (b) managing personal, financial and legal affairs and investments, including, but not limited to Zuma Capital Management, LLC; and (c) serving on at least one additional for profit board of directors (and any committees related thereto). Officer will also be expected to carry out Officer’s duties with the highest degree of ethical and moral standards and to comply with all terms and conditions regarding the nature and manner in carrying out Officer’s duties as may be established from time to time by the Company and set forth in its employee handbook or manual.

Section 3. Compensation.

(a) Salary. Officer shall be paid a salary of $360,000.00 per year (the “Salary”), which shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually for increase, but not decrease. The Salary will be payable in accordance with the normal payroll procedures of the Company (but not less frequently than monthly).

(b) Discretionary Bonus. At the end of each calendar year during the Employment Term, if then employed by the Company, Officer will be eligible for a discretionary cash bonus of between 50% and 125% of Officer’s Salary, with a target bonus of 100% of Officer’s Salary (the “Target Bonus”), based on the achievement of operational and strategic performance goals established by the Committee. Such discretionary annual bonus will be evaluated and paid (if applicable) no later than the last day of the second month following the calendar year in which such bonus was earned. The goals will be set annually by the Committee within sixty (60) days after the end of the company’s fiscal year.

(c) Stock Options. Subject to approval by the Committee, Officer’s continued employment with the Company through the grant date, and to the extent shares of Common Stock are available for issuance of the awards under the 2023 Plan (defined below), the Company will grant to Officer, pursuant to and subject to the terms and conditions of the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) and related award agreement, 100,000 shares of Common Stock as an Award of Restricted Stock Units (as defined in the 2023 Plan) and an Incentive Stock Option (as defined in the 2023 Plan) to purchase 100,000 shares of Common Stock, each subject to the terms of the 2023 Plan and award agreement. If insufficient shares of Common Stock are available under the 2023 Plan for issuance of the full award, the Company will use reasonable efforts to obtain shareholder approval to increase the shares of Common Stock available under the 2023 Plan in order to grant the full award under this Section 3(c).

Section 4. Officer Benefits; Vacation. During the Employment Term, Officer shall be entitled to participate in such group life insurance, hospitalization medical insurance, retirement, and other group employee benefits as are presently or may hereafter be provided to other similar executive employees of the Company, which benefits may be in varying amounts and scope relative to lawfully permissible criteria, and paid vacation in accordance with the Company’s vacation policy for salaried employees.

Section 5. Business Expenses. Upon Officer’s timely presentation of an itemized account and substantiation therefore, the Company shall pay or reimburse Officer for reasonable direct out-of-pocket expenses incurred by Officer on behalf of the Company in connection with and necessary for the rendering of his services to the Company hereunder.

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Section 6. Term of Employment

(a) Officer’s employment shall be for a period of three years beginning on the Effective Date and ending on the third anniversary thereof (the “Initial Employment Term”) and, following the Initial Employment Term, shall renew for additional successive 12-month periods (each such 12-month period, a “Renewal Employment Term”), unless earlier terminated pursuant to this Agreement or unless written notice of nonrenewal is given by either Officer or the Company to the other party at least 90 days prior to the expiration of the Initial Employment Term or Renewal Employment Term, as applicable. The period of Officer’s employment hereunder from the Effective Date until the end of Officer’s employment with the Company (whether terminated by the Company, Officer, or otherwise) is herein referred to as the “Employment Term”.

(b) Upon termination of Officer’s employment, Officer shall have no obligation or duty to further serve the Company in any capacity, nor shall the Company be under any obligation or duty to employ Officer or provide the benefits specified in Section 4, make any of the payments or grant any of the Awards provided for in Sections 3, 4 or 5 (except to the extent any such benefits are governed by law or any such payments under Section 3, 4, or 5 have accrued prior to and remain unpaid as of the effective date of such termination).

Section 7. Termination for Cause. Officer’s employment may be terminated at any time with Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Officer’s willful refusal to substantially perform Officer’s duties hereunder, or willful breach of Officer’s material obligations under this Agreement;

(ii) Officer’s willful misconduct or gross negligence, which is likely to have the effect of demonstrably injuring the reputation, business or relationships of the Company;

(iii) Officer is convicted of or plead guilty to any criminal offense, or felony;

(iv) Officer embezzles or steals any of the Company’s funds or assets or commits any act of fraud with respect to any aspect of the Company’s business;
provided that Cause shall not apply to any act or omission described above unless the Board provides written notice of the act or omission and, with respect to clauses (i) or (ii), the act or omission is not cured within 10 days after receipt of such notice. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or reasonably based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Officer in good faith and in the best interest of the Company and no act or failure to act on Officer’s part shall be considered “willful”, so long as Officer reasonably believed that such action, or failure to act, was in the best interests of the Company; or

(v) A material breach of this Agreement by Officer, including, but not limited to, a breach of Section 9.

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Section 8. Compensation Upon Termination.

(a) Termination of Employment. Upon termination of Officer’s employment under this Agreement for any reason, the Company or one of its affiliates shall pay Officer: (i) unpaid salary earned through the date of termination; (ii) for any vacation time earned but not used as of the date Officer’s employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, upon Officer’s timely presentation of an itemized account and substantiation therefore and otherwise in accordance with the Company’s and its affiliates policies and procedures, for reasonable direct out-of-pocket expenses incurred by Officer on behalf of the Company in connection with and necessary for the rendering of his services to the Company hereunder but not yet paid to Officer as of the date Officer’s employment terminates; (iv) except in the case of a termination by the Company and its affiliates for Cause, Officer’s annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which Officer is entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i) – (v) collectively, the “Accrued Obligations”).

(b) Termination of Employment without Cause. If, during the Employment Term, Officer’s employment is terminated by the Company without Cause (which shall not include the cessation of employment as a result of the non-renewal or expiration of the Term of this Agreement), then, contingent upon Officer’s signing at that time a commercially reasonable general release that is acceptable to Regional and Officer, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Officer will continue to receive his then Base Salary for 12 months following the date of his termination, payable in bi-monthly installments in accordance with the Company’s normal payroll procedures. However, if any payments are due to be paid during the period prior to the general release becoming effective, then such payments shall be accumulated and paid on the first regularly scheduled payroll date on or after the general release has become effective.

Section 9. Certain Officer Covenants. Officer expressly covenants and agrees to and with the Company as hereinafter set forth in this Section 9.

(a) Non-Competition. During the Employment Term and for six (6) months thereafter, Officer shall not, within one hundred (100) miles of any office from which the Company conducts business, directly or indirectly, acting alone or with others compete with the Company in, any business or enterprise which is (directly or through an affiliate) in competition with the Company (the “Business”) by performing services that are the same as or similar to the type conducted, authorized, offered, or provided by Officer to the Company within the most recent 24 months. Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit Officer from owning not more than 1% of the securities of any corporation which competes with the Company and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.

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(b) Prohibition Against Hiring Employees. During the Employment Term and for twelve (12) months thereafter, Officer shall not directly or indirectly solicit for employment or directly or indirectly assist others in soliciting for employment any person who was an employee of the Company at any time during the twelve months preceding the date of Officer’s termination of employment unless the employment of such employee has been terminated by the Company or such employee has been laid-off by the Company during such period. Notwithstanding anything herein to the contrary, the restrictions in this Section 9(b) will only apply within the geographic territory where the employee resides or is working at the time of the solicitation or attempted solicitation of that employee.

(c) Confidential Information. Except to the extent required in the performance of his duties hereunder, Officer shall not at any time during the Employment Term or at any time thereafter, directly or indirectly, disclose, disseminate or otherwise publish “confidential information.” For purposes of this Agreement, the term “confidential information” means information and know-how disclosed to or known by Officer as a consequence of his relationship with the Company which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company and which relates to the conduct of the Business by the Company or any business activity under development or research by the Company or which is a business opportunity of the Company and which information has not become a matter of general public knowledge or is not a matter of general knowledge within the Company’s industry, including without limitation, trade secrets, proprietary data and bid and contractor and subcontractor information. “Confidential Information” shall also include any document or information (whether of the Company or of any person with which the Company has an agreement with respect to the confidentiality of information) labeled “confidential,” “proprietary,” or words of similar import and which has not become a matter of general public knowledge and is not a matter of general knowledge within the Company’s industry. However, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Officer without authorization from the Company; (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing in this Agreement restricts the disclosure of such information. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement prohibits or restricts Officer from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Officer individually (and not directed to the Company) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further notwithstanding anything herein to the contrary, Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Officer files a lawsuit for retaliation for reporting a suspected violation of law, Officer may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, as long as Officer files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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(d) Return of Information. Upon termination of Officer’s employment for whatever reason, Officer immediately shall return to or leave with the Company, without making or retaining copies thereof, all documents, records, notebooks and similar repositories containing confidential information. Officer also agrees to provide to the Company passwords to any password-protected device to ensure compliance with this Section.

(e) Reasonableness of Covenants. Officer has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred upon the Company under this Section 9, and hereby acknowledges and agrees that, in light of his position, the information to which he will be privy, and the nature of the business, the same are reasonable in time and territory, are designed to eliminate competition which would be unfair to the Company, are fully required to protect the Company’s legitimate interests, and do not confer a benefit upon the Company disproportionate to any detriment to Officer.

If Officer breaches any of the agreements contained in this Section 9, then, in addition to any other rights or remedies which the Company may have, the Company shall have the right to an accounting and repayment of all profits or other benefits directly realized as a result of any such breach, to collect any damages caused by such breach in addition to those specifically listed herein, and to enforce any legal or equitable remedy (including injunctive relief) that it may have against Officer to prevent further injury to the Company resulting from such breach.

Officer acknowledges that any breach of the agreements contained in this Section could cause irreparable damage to the Company. Officer acknowledges that damages in the event of Officer’s breach of this Agreement will be difficult, if not impossible, to ascertain and therefore it is agreed that the Company, in addition to, and without limiting any other remedy or right it may have under this Agreement or the law, will have the right to an injunction in enjoining any such breach. Officer agrees to reimburse the Company for all costs and expenses, including reasonable attorney’s fees, incurred by the Company because of any breach of this provision, but only in the event that Officer willfully continues such breach or fails to cure such breach, following written notice thereof from the Company. Officer further agrees that the time periods for the obligations set forth in this Agreement shall be tolled during any litigation concerning any of the provisions set forth in this Agreement.

All covenants and provisions contained in Section 9 shall survive the termination of Officer’s employment, regardless of the reason of such termination.

Officer confirms that he has reviewed this Agreement with his independent legal counsel.

Section 10. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed duly given when personally delivered or when deposited in the United States mail, first class potage prepaid, properly addressed to the parties at their respective addresses set forth at the end of this Agreement or such addresses as shall be given by notice of any party.

Section 11. Actions by the Company. Any determination, consent, waiver, agreement, or other action under or with respect to this Agreement and its implementation of or by the Company shall not be deemed made, taken or effected hereunder unless made, taken or effected in a writing signed by a duly authorized officer of the Company.

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Section 12. Waiver: Remedies Cumulative. No waiver of any right or options hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 13. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Officer and any such purported assignment by his shall be void and of no force or effect.

Section 14. Applicable Law and Exclusive Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia. Subject to Section 15 below, the parties agree that they will not file any action arising out of this Agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

Section 15. Arbitration.

(a) Agreement to Arbitrate. Excluding claims to enforce Section 9, or any other claims that cannot be required to be arbitrated as a matter of law, any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of Officer by the Company which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator selected by agreement of the parties hereto who is licensed to practice law in the State of Georgia. If an arbitrator is not selected by agreement of the parties hereto within ten (10) business days after the initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Internal Revenue Code.

(b) Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and each party shall have the opportunity to take two depositions before the arbitration hearing. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties.

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(c) Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter and as specified by this Section 15; provided, however, in no event shall any party be entitled to recover any consequential or punitive damages under this Agreement or based on or related to the transactions contemplated hereby. The obligations of the parties hereunder are corporate obligations and no officer of employee or shareholder of the Company shall be individually liable hereunder. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Officer. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne by the Company. Should Officer or the Company pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section 15 shall survive the termination and/or expiration of this Agreement.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ PO
For the Company

/s/ BM
For Officer

Section 16. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives which complies with the requirements of Code Section 409A.

Section 17. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 18. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Code Section 409A. Any severance payments to be provided in Section 8(b) above are intended to meet such short-term deferral exemption, to the extent applicable with respect to the earliest payments to become payable, and then the exemption for separation pay provided in Treasury Regulation Section 1.409A-1(b)(9)(iii), to the extent available for the earliest then remaining payments to become payable, and thereafter to comply with Code Section 409A, with each installment treated as a separate installment for purposes of Section 409A. All reimbursements shall be paid consistent with the provisions of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A). Notwithstanding any of the provisions of this Agreement, Officer shall be solely liable, and Company shall not be liable in any way to Officer if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

Section 19. Miscellaneous. The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions hereof, which shall remain in full force and effect. This Agreement constitutes the entire understanding between the parties concerning Officer’s employment with the Company and supersedes any and all previous agreements between Officer and the Company concerning such employment. This Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument signed by both the Company and Officer. The captions of the various sections of this Agreement are not a part of the context hereof, are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

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The parties have executed multiple counterparts of this Agreement, each of which shall be deemed to be an original, as of the date set forth at the beginning hereof.

COMPANY:

REGIONAL HEALTH PROPERTIES, INC.

1050 Crown Pointe Parkway
Suite 720
Atlanta, GA 30338

By:	/s/ Paul J. O’Sullivan
Name:	Paul J. O’Sullivan
Title:	Senior Vice President

OFFICER:

/s/ Brent S. Morrison
Brent S. Morrison

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